UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/14/2007

NYSE Euronext
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33392

Delaware	20-5110848
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11 Wall Street
New York, NY 10005
(Address of principal executive offices, including zip code)

212-656-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 14, 2007, NYSE Euronext announced the appointment of Duncan L. Niederauer, 48, as Chief Executive Officer with effect as of December 1, 2007. Mr. Niederauer is NYSE Euronext's President, co-Chief Operating Officer and head of US Cash Markets, as well as a member of NYSE Euronext's Management Committee, positions he has held since April 2007.

Prior to joining NYSE Euronext, Mr. Niederauer served as co-head of Goldman Sachs' Equities Division execution services franchise since 2005. He joined the firm in 1985 and the Equities Division in 1987. In 2000, he relocated to the headquarters of Spear, Leeds & Kellogg. In this capacity, he managed the Equities Division's global clearing and execution business. Previously, he ran the Equities E-Commerce effort, was the global head of portfolio trading, and spent three years in Tokyo in Derivatives and Japanese products. He became a managing director in 1997 and a partner of Goldman Sachs in 2000.

As set forth in a letter agreement dated November 14, 2007, Mr. Niederaurer's salary will be $1,000,000 per annum and he will also be eligible for a bonus target for plan year 2008 of $5,000,000, split evenly between cash and equity, for a total compensation target of $6,000,000. The form(s) of equity will be determined by the Human Resource and Compensation Committee and approved by the full Board. The performance criteria for the bonus will be set annually by the Board of Directors. Mr. Niederaurer will also participate in the NYSE Euronext Long Term Incentive Plan currently under design.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1    Letter Agreement dated November 14, 2007 relating to appointment of Duncan L. Niederauer as Chief Executive Officer

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYSE Euronext

Date: November 16, 2007	By:	/s/ Nelson Chai
Nelson Chai
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Letter Agreement dated November 14, 2007 relating to appointment of Duncan L. Niederauer as Chief Executive Officer